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                 FEDERAL DEPOSIT INSURANCE CORPORATION
                        Washington, D.C.  20429
                                FORM F-3



       CURRENT REPORT UNDER SECTION 13 OF THE SECURITIES EXCHANGE
               ACT OF 1934 FOR THE MONTH OF DECEMBER 1994



FDIC Certificate No. 17385


                         INTERCONTINENTAL BANK
            (Exact name of bank as specified in its charter)

              200 SOUTHEAST FIRST STREET, MIAMI, FL  33131
                (Address of principal executive office)



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Item 2 - Acquisition or Disposition of Assets

Effective December 30, 1994, Intercontinental Bank ("Intercontinental") acquired Boca Bancorp, Inc. ("BBI") and its wholly-owned subsidiary, Boca Bank, in a transaction accounted for as a purchase. Holders of BBI common stock may elect to receive their consideration (valued in total at approximately $4.9 million) in cash or shares of Intercontinental common stock or any combination therof provided that no more than 773,994 shares of BBI common stock may be converted into shares of Intercontinental common stock. A maximum of 74,784 shares of Intercontinental common stock may be issued in the transaction; such amount will be determined no later than February 6, 1995.

The former Boca Bank operated two branch banking offices in Boca Raton, Florida. Prior to the merger, BBI had total assets of $71 million, of which $37 million were loans. BBI's total deposits were $68 million. At December 31, 1994, on a combined basis, Intercontinental's assets totaled $1.2 billion and deposits totaled $956
million.    Intercontinental now has 26 branches - 17 in Dade County,
seven in Broward County and two in Palm Beach County, Florida. The purchase price, which was 1.5 times BBI's shareholders' equity, was based on the best business judgment of Intercontinental's management. Approximately $642,000 of fixed assets were acquired in the transaction, substantially all of which will continue to be used by Intercontinental subsequent to the merger. Additional information about this transaction is incorporated by reference to the definitive Proxy Statement/Offering Circular for the Special Meeting of Shareholders held November 18, 1994 filed with the Federal Deposit Insurance Corporation on October 14, 1994.

Item 13 - Financial Statements and Exhibits
(a)      Financial Statements:
         (bullet)BBI Consolidated Balance Sheet as of December 31, 1994
                 (unaudited)

         (bullet)BBI Consolidated Statement of Operations for the year ended December 31, 1994 (unaudited)

         (bullet)The  BBI  Consolidated  Balance  Sheet  as  of
                 December 31, 1993 (audited) and the BBI Consolidated Statement of Operations for each of the three years ended December 31, 1993 (audited) included as Appendix F to the definitive Proxy Statement/Offering Circular for the Special Meeting of Shareholders held November 18, 1994 filed with the Federal Deposit Insurance Corporation on October 14, 1994 are incorporated by reference herein.

(b) Exhibits - The Agreement and Plan of Merger dated as of June 23, 1994, by and among BBI, Boca Bank, Intercontinental and Boca Acquisition Corp. included as Appendix A to the definitive Proxy Statement/Offering Circular for the Special Meeting of Shareholders held November 18, 1994 filed with the Federal Deposit Insurance Corporation on October 14, 1994 is incorporated by reference herein.

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                               SIGNATURE

Under the requirements of the Securities Exchange Act of 1934, the bank has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.



                                                    Intercontinental Bank
                                                    (Bank)



January 6, 1995                                      /s/ Thomas E. Beier
Date                                                 Thomas E. Beier,
                                                     Executive Vice President &
                                                     Chief Financial Officer


                                 - 2 -

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                                EXHIBITS

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                    BOCA BANCORP, INC.
               CONSOLIDATED BALANCE SHEET
                   DECEMBER 31, 1994
                     (in thousands)
                      (unaudited)


ASSETS
Cash and due from banks....................... $4,019
Money market assets........................... 26,834
Investment securities.........................    125
Net loans..................................... 37,236
Other real estate, net........................  1,460
Premises and equipment, net...................    642
Other assets, net.............................    576
                                              $70,892


LIABILITIES
Deposits......................................$67,792
Other liabilities.............................    481

     Total liabilities........................ 68,273

SHAREHOLDERS' EQUITY
Common stock..................................    258
Capital surplus............................... 10,958
Accumulated deficit........................... (8,597)

     Total shareholders' equity...............  2,619

                                              $70,892


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                BOCA BANCORP, INC.
       CONSOLIDATED STATEMENT OF OPERATIONS
         FULL YEAR ENDED DECEMBER 31, 1994
                  (in thousands)
                   (unaudited)


INTEREST INCOME
Interest and fees on loans.................... $3,254
Interest and dividends on investment
  securities..................................    795
Other interest income.........................    341
                                                4,390

INTEREST EXPENSE
Interest on deposits..........................  1,419
Interest on borrowings........................    129
                                                1,548

Net interest income...........................  2,842
Provision for credit losses...................    270

Net interest income after provision
  for credit losses...........................  2,572

OTHER INCOME
Service charges on deposit accounts...........    498
Loss on investment securities.................   (197)
Other.........................................    228
                                                  529

OTHER EXPENSES
Personnel.....................................  1,703
Occupancy and equipment, net..................  1,191
Other.........................................    832
                                                3,726

Loss before income taxes......................   (625)
Provision for income taxes....................      O

Net loss......................................   ($625)